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                                     FORM 3
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  U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
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                                  OMB APPROVAL
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OMB Number:            3235-0104
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Expires:       December 31, 2005
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Estimated average burden
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hours per response  . . . . . .0.5
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                                  Filed        pursuant to Section  16(a) of the
                                               Securities  Exchange Act of 1934,
                                               Section   17(a)  of  the   Public
                                               Utility  Holding  Company  Act of
                                               1935  or  Section  30(h)  of  the
                                               Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------- ---------------------- --------------------------------------------
1.  Name and Address of Reporting Person*     2.  Date of Event   4.  Issuer Name and Ticker or Trading Symbol
                                                                    Requiring
Tanner, Kirk L.                                                 Statement              Aradyme Corporation ("ADYE")
                                                                    (Month/Day/Year)
                                                                          03/31/03
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(Last) (First) (Middle)          5.  Relationship of Reporting Person(s) to Issuer   6.  If Amendment, Date of
                                                                       (Check all applicable)              Original (Month/Day/Year)
                                                                ----------------------
916 East 25 South                                               3.  IRS
                                                                Identification              X Director                  10% Owner
                                                                                         -----                     -----
                                                                    Number         of
                                                                Reporting
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 (Street)                     Person,   if   an       X Officer (give                   _____Other (s7.cifIndividual or Joint/Group
                                                                                         -----
Lindon, Utah  84042              entity             title                                      Filing   (Check   Applicable
                                                                    (voluntary)        below)                     below)     Line)
                                                                      President                  X   Form   filed   by  One
                                                                                                 Reporting Person
                                                                                                     Form  filed by More
                                                                                      than One Reporting Person
--------------------------------------------------------------- ---------------------- ---------------------------------------------
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(City)                      (State)                     (Zip)                  Table I--Non-Derivative Securities Beneficially Owned

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1.  Title of Security       2.  Amount of Securities  3.  Ownership Form:  Direct  4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                  Beneficially                           (D)   or    Indirect    (I)      (Instr. 5)
                                                            Owned (Instr. 4)               (Instr. 5)
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Common Stock                                            975,250                            D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.          (Over)

FORM 3 (continued)                  Table II--Derivative Securities Beneficially
 Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1.  Title of Derivative Security    2.  Date    3.  Title and Amount of Securities Underlying  4.      5.   6.  Nature of Indirect
    (Instr. 4)      Exercisable              Derivative Security    Conver-      Ownership            Beneficial Ownership
                                                            and Expiration       (Instr. 4)   sion or       Form of  (Instr. 5)
     Date                                                              Exercise    Derivative
                                                        (Month/Day/Year)        Price of      Security:
                                                                                     Direct (D) or
                                                                                   Derivative    Indirect (I)
                                                                                  Security    (Instr. 5)
                                                        -------------------- ----------------------------------------------
                                                        ---------- --------- ----------------------- ----------------------

                                                          Date     Expir-ation
                                                          Exer-      Date                                  Amount or
                                                         cisable                     Title             Number of Shares
                                                        ---------- --------- ----------------------- ----------------------
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




                        **Signature of Reporting Person             Date

  *If the form is filed by more than one reporting person, see Instruction 5(b)
(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
 If space is insufficient,
           See Instruction 6 for procedure.

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